Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

Increases Dividend Payout by 15% to $0.60 per Quarter

Affirms 2016 Guidance

New York, New York, March 14, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Compared to Fourth Quarter 2014:

•	Net sales declined 5.4% to $118.3 million from $125.1 million; at comparable foreign currency exchange rates, net sales increased 1.0%;
•	European based operations generated net sales of $88.6 million, down 5.3% from $93.6 million;
•	Sales by U.S. based operations were $29.7 million, down 5.8% from $31.5 million;
•	Gross margin was 64.0% of net sales compared to 59.4%;
•	S,G&A expense as a percentage of net sales was 60.4% compared to 55.9%
•	Operating income was $4.3 million compared to $4.4 million and represented 3.6% of net sales in both periods;
•	Net income attributable to Inter Parfums, Inc. was $1.9 million or $0.06 per diluted share versus $3.3 million or $0.11 per diluted share.

For the full year, while reported 2015 net sales declined 6.2% to $468.5 million from $499.3 million in 2014, at comparable foreign currency exchange rates, net sales actually increased 1.5%. In 2015, net income attributable to Inter Parfums, Inc. was $30.4 million or $0.98 per diluted share as compared to $29.4 million or $0.95 per diluted share in 2014.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Throughout 2015, our reported net sales were adversely affected by the strong dollar. In 2015, the average U.S. dollar/euro exchange rate was 1.11 as compared to 1.33 in 2014. The sales impact was especially apparent for the two largest brands within our European operations. In 2015, Jimmy Choo fragrance sales were $92.4 million, which represents an 18% year-over-year increase in dollars, but in local currency the increase was a far more dramatic 41%. Similarly, Montblanc brand sales increased 6% in local currency in 2015, but declined 12% in dollars to just under $100 million. With regard to U.S. operations, our two largest brands also performed well. Dunhill brand sales, which are exclusively men’s fragrances, were up 37% for the year reaching $22.3 million, making it the bestselling brand in that group, followed by Oscar de la Renta, with 2015 brand sales of $18.6 million, a 17% gain over 2014 brand sales.”

He continued, “Irrespective of the strong U.S. dollar environment continuing thus far in 2016, we remain confident in our near and longer term prospects which we are supporting with investment in advertising and promotion across our portfolio of brands, through further brand development and by building upon the strength of our worldwide distribution network. For 2016, we have several firsts coming to market, including our first ever men’s scent for the Abercrombie & Fitch brand and a guy and gal fragrance duo for its Hollister brand, both timed for mid-year. We will also debut a women’s scent for Coach this summer. Our first new men’s scent for the Oscar de la Renta brand, Oscar Gentleman, will be introduced in late summer. In addition, we have entirely new fragrance pillars for Lanvin and Van Cleef & Arpels among our new market entrants this year, as well as a large number of brand extensions, flankers and select distribution products.”

Inter Parfums, Inc. News Release March 14, 2016	Page 2

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. pointed out, “The strong dollar, while depressing reported sales, has benefited profitability since nearly 40% of our 2015 European based operations’ net sales were denominated in U.S. dollars, while most of related costs were incurred in euro. This resulted in a 61.8% gross margin for 2015 as compared to 57.5% in 2014. Selling, general and administrative expenses decreased 2% in 2015 as compared to 2014. Promotion and advertising as a percentage of sales represented 17.9% and 17.4% of net sales in 2015 and 2014, respectively. The year-over-year change in non-operating items are notable, as there was a $0.9 million loss on foreign currency and only nominal net interest income in 2015, versus a $0.9 million gain on foreign currency and $2.4 million in net interest income in 2014. Cash provided by operating activities aggregated $50.1 million, and we closed the year with working capital of $338 million, including approximately $260 million in cash, cash equivalents and short-term investments. Long-term debt including current maturities aggregated $98.6 million, which financed our May 2015 acquisition of the Rochas brand.”

2016 Guidance

Mr. Greenberg stated, “We are once again affirming our current 2016 guidance, which calls for net sales in the range of $500 million to $510 million and net income attributable to Inter Parfums, Inc. in the range of $1.05 to $1.10 per diluted share. Along with our guidance, we would also like to point out that new product rollouts are heavily weighted to the second half of the year.” Guidance assumes the dollar remains at current levels.

Increasing Dividend Payout

The Board of Directors of Inter Parfums, Inc. authorized a 15% increase in the annual dividend to $0.60 per share. The next quarterly cash dividend of $0.15 per share is payable on April 15, 2016 to shareholders of record on March 31, 2016.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET today, Monday, March 14, 2016. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release March 14, 2016	Page 3

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

ontact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release March 14, 2016	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net sales	$118,326	$125,133	$468,540	$499,261

Cost of sales	42,616	50,770	179,069	212,224

Gross margin	75,710	74,363	289,471	287,037

Selling, general and administrative expenses	71,453	69,914	228,268	233,634

Income from operations	4,257	4,449	61,203	53,403

Other expenses (income):
Interest expense	1,015	76	2,826	1,478
(Gain) loss on foreign currency	(875)	155	876	(902)
Interest income	(166)	(914)	(2,995)	(3,888)

	(26)	(683)	707	(3,312)

Income before income taxes	4,283	5,132	60,496	56,715

Income taxes (benefit)	2,773	1,368	21,527	19,370

Net income	1,510	3,764	38,969	37,345

Less: Net income attributable to the noncontrolling interest	(349)	444	8,532	7,909
Net income attributable to Inter Parfums, Inc.	$1,859	$3,320	$30,437	$29,436

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.06	$0.11	$0.98	$0.95
Diluted	$0.06	$0.11	$0.98	$0.95

Weighted average number of shares outstanding:
Basic	31,012	30,945	30,996	30,931
Diluted	31,125	31,061	31,100	31,060

Dividends declared per share	$0.13	$0.12	$0.52	$0.48

Inter Parfums, Inc. News Release March 14, 2016	Page 5

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands except share and per share data)

Assets	2015	2014
Current assets:
Cash and cash equivalents	$176,967	$90,138
Short-term investments	82,847	190,152
Accounts receivable, net	95,082	90,124
Inventories	98,346	102,326
Receivables, other	2,422	1,542
Other current assets	5,811	4,504
Income taxes receivable	100	929
Deferred tax assets	7,182	6,848
Total current assets	468,757	486,563
Equipment and leasehold improvements, net	9,333	9,187
Trademarks, licenses and other intangible assets, net	201,335	98,531
Other assets	8,234	10,225
Total assets	$687,659	$604,506
Liabilities and Equity
Current liabilities:
Loans payable – banks	$--	$298
Current portion of long-term debt	22,163	--
Accounts payable - trade	50,636	46,646
Accrued expenses	46,890	49,194
Income taxes payable	7,359	3,773
Dividends payable	4,035	3,717
Total current liabilities	131,083	103,628
Long–term debt, less current portion	76,443	--
Deferred tax liability	3,746	2,154
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding, 31,037,915 and 30,977,293 shares
at December 31, 2015 and 2014, respectively	31	31
Additional paid-in capital	62,030	60,200
Retained earnings	388,434	374,121
Accumulated other comprehensive loss	(48,091)	(15,823)
Treasury stock, at cost, 9,880,058 and 9,897,995 common shares
at December 31, 2015 and 2014, respectively	(36,817)	(36,464)
Total Inter Parfums, Inc. shareholders’ equity	365,587	382,065
Noncontrolling interest	110,800	116,659
Total equity	476,387	498,724
Total liabilities and equity	$687,659	$604,506